Table of Contents

Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

550,000 ORDINARY SHARES

of

METALINK LTD.

at

$1.30 NET PER SHARE

by

TOP ALPHA CAPITAL S.M. LTD.

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON FEBRUARY 17, 2016, UNLESS THE OFFER IS EXTENDED.

We, Top Alpha Capital S.M. Ltd., an Israeli corporation, ("Top Alpha"), are offering to purchase 550,000 ordinary shares, NIS 1.00 par value per share, of Metalink Ltd., ("Metalink"), at the price of $1.30 per Metalink share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of December 31, 2015, there were a total of 2,690,857 Metalink shares issued and outstanding (excluding 89,850 treasury shares).

IN ACCORDANCE WITH ISRAELI LAW, THE OFFER IS CONDITIONED UPON THE AGGREGATE NUMBER OF METALINK SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AT THE COMPLETION OF THE INITIAL OFFER PERIOD BEING GREATER THAN THE AGGREGATE NUMBER OF METALINK SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE.  SEE SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF THE COMPANY.

IF MORE THAN 550,000 METALINK SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF METALINK SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 550,000 METALINK SHARES.

IF LESS THAN 550,000 METALINK SHARES ARE VALIDLY TENDERED IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, BUT AT LEAST 135,000 METALINK SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF METALINK SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 135,000 METALINK SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON FEBRUARY 17, 2016, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS OF THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON FEBRUARY 21, 2016, DURING WHICH YOU MAY TENDER YOUR METALINK SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. SEE SECTION 1 AND SECTION 11.

The Metalink shares are quoted on the OTCQB over-the-counter market, which is operated by OTC Markets, Inc., under the ticker symbol “MTLK”. On January 11, 2016, the closing sale price of the Metalink shares was $1.00. We encourage you to obtain current market quotations for the Metalink shares before deciding whether to tender your Metalink shares. See Section 6.

The Information Agent for the Offer is:

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Tel: 855-9VSTOCK

January 13, 2016

IMPORTANT

The offer is being conducted simultaneously in the United States and Israel, and is subject both to federal securities laws and the Israeli Companies Law, 5759-1999 (the "Israeli Companies Law").

The offer has not been approved or disapproved by the SEC, any state securities commission, or the Israel Securities Authority ("ISA"), nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Metalink shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Holders of Metalink shares should tender their Metalink shares to VStock Transfer LLC, the Depositary, pursuant to the applicable instructions in Section 3. The address and telephone number of our Depositary is set forth above.

Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to pro-ration, we will accept for payment and pay for the Metalink shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 17, 2016, unless we extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Metalink share owned by you,

•	you have not yet responded to the offer,

•	you have notified us of your objection to the offer, or

•	you have validly tendered such Metalink share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 21, 2016, during which you may tender each such Metalink share. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period.  Metalink shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

Any questions and requests for assistance may be directed to VStock Transfer LLC, our Information Agent, at its address and telephone number set forth above.

Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Depositary upon request.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
INTRODUCTION	5
FORWARD-LOOKING STATEMENTS	7
BACKGROUND TO THE OFFER	8
Background	8
Purpose of the Offer; Reasons for the Offer	8
Plans for Metalink after the Offer; Certain Effects of the Offer	8
Rights of Shareholders Who Do Not Accept the Offer	9
Interest of Persons in the Offer	9
Related Party Transactions	9
THE TENDER OFFER	10
1. TERMS OF THE OFFER; PRORATION; EXPIRATION DATE	10
2. ACCEPTANCE FOR PAYMENT AND PAYMENT	12
3. PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER	12
4. WITHDRAWAL RIGHTS	15
5. MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES	15
6. PRICE RANGE OF THE SHARES ETC.	19
7. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT	20
8. INFORMATION CONCERNING METALINK	21
9. INFORMATION CONCERNING TOP ALPHA	21
10. SOURCES AND AMOUNT OF FUNDS	22
11. CONDITIONS OF THE OFFER	23
12. LEGAL MATTERS AND REGULATORY APPROVALS	24
13. FEES AND EXPENSES	25
14. MISCELLANEOUS	25
ANNEX A Excerpt of Section 331 of the Israeli Companies Law, 5759-1999	A-1
ANNEX B Definition of Israeli Resident for Israeli Tax Purposes	B-1

Unless the context otherwise requires, all references in this offer to purchase to “Top Alpha,” “us,” “we,” and “our” are to Top Alpha Capital S.M. Ltd., an Israeli corporation; all references to “Metalink” are to Metalink Ltd.; all references to “dollars” or “$” are to United States dollars; all references to “NIS” are to New Israeli Shekels; and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999, as amended.

Unless the context otherwise requires, the percentages of the issued and outstanding Metalink shares and the percentages of the voting power of Metalink stated throughout this offer to purchase are based on 2,690,857 shares issued and outstanding (excluding 89,850 treasury shares) as of October 31, 2015.

Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this offer to purchase 550,000 ordinary shares of Metalink, par value NIS 1.00 per share (which we refer to as Metalink shares) being made by Top Alpha, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Metalink, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

WHO IS OFFERING TO BUY YOUR SECURITIES?

•	Top Alpha, an Israeli corporation, is engaged in investments, both in companies that are publicly traded in Israel and in companies that are publicly traded outside of Israel. We invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel. We are wholly owned (100%) by Daniel Magen, who also serves as our sole director and executive officer.

HOW MANY SHARES ARE SOUGHT IN THIS OFFER?

•	Subject to certain conditions, we are offering to purchase 550,000 Metalink shares, representing approximately 20.44% of the issued and outstanding Metalink shares and of the voting power of Metalink. See Section 1.

•	If more than 550,000 shares are validly tendered and not properly withdrawn, we will purchase 550,000 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

•	If less than 550,000 shares are validly tendered, but at least 135,000 shares are validly tendered and not properly withdrawn, we will purchase 135,000 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

WHY ARE WE CONDUCTING THIS OFFER?

•	We are conducting the offer to increase our ownership interest in Metalink because we believe in the long-term prospects of Metalink, and would like to increase our ownership and voting interest in order to have more of an influence on the future direction of the Company. Although not required under the federal securities laws, we are increasing our ownership interest in Metalink by way of this tender offer in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser would own or would be deemed to beneficially own either (i) more than 45.0% of the aggregate voting power of the company and no other person owns at least 45.0% of the aggregate voting power of the company, or (ii) more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the aggregate voting power of the company. As of December 31, 2015 we beneficially held 670,000 Metalink Shares, representing approximately 24.9% of the issued and outstanding Metalink shares. Accordingly, in order for us to purchase additional Metalink shares that would increase our voting power in Metalink to more than 45.0% or more than 25.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.

1

HOW MUCH ARE WE OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

•	We are offering to pay $1.30 per Metalink share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Metalink shares in the offer will be paid solely in United States dollars. See “Introduction”, Section 1 and Section 2, and, with respect to withholding taxes, Section 5.

WHAT PERCENTAGE OF THE METALINK SHARES DO WE CURRENTLY OWN AND HOW MUCH WILL WE OWN IF THE OFFER IS COMPLETED?

•	We currently beneficially own 670,000 Metalink shares, representing approximately 24.9% of the issued and outstanding Metalink shares.

•	Following the consummation of the offer, if we purchase 550,000 shares, we will beneficially own 1,220,000 Metalink shares, representing approximately 45.34% of the issued and outstanding Metalink shares, and (ii) if we purchase 135,000 Metalink Shares, we will beneficially own 805,000 Metalink shares, representing approximately 30% of the issued and outstanding Metalink shares.

WHAT IS THE MARKET VALUE OF YOUR METALINK SHARES AS OF A RECENT DATE?

•	On January 11, 2016, the closing sale price of the Metalink shares was $1.00 on the OTCQB. We recommend that you obtain a recent quotation for your Metalink shares prior to deciding whether or not to tender your Metalink shares. See Section 6.

DO WE HAVE THE FINANCIAL RESOURCES TO PAY THE PURCHASE PRICE IN THE OFFER?

•	Yes. We possess all of the necessary funds to consummate the offer from cash on hand. The offer is not conditioned on the availability of financing.

IS OUR FINANCIAL CONDITION RELEVANT TO YOUR DECISION ON WHETHER TO TENDER IN THE OFFER?

•	No. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from cash on hand to pay for the maximum number of Metalink shares that we are offering to purchase.

MAY YOU OBJECT TO THE OFFER?

•	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on February 17, 2016 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since following the consummation of the offer we will be beneficial owners of either (i) more than 45.0% of the voting power of Metalink, or (ii) more than 25.0% of the voting power of Metalink, the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn at the completion of the Initial Offer Period must exceed the aggregate number of Metalink shares represented by Notices of Objection to the offer. This is one of the conditions of the offer, and if it is not met, we will be prohibited from purchasing any Metalink shares tendered pursuant to the offer.

2

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	Metalink shares representing 5.0% of the issued and outstanding shares and voting power of Metalink on the Initial Completion Date (currently, 135,000 Metalink shares (after rounding up)) must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period.

•	At the completion of the Initial Offer Period, the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn (excluding Metalink shares held by us) must be greater than the aggregate number of Metalink shares represented by Notices of Objection to the offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Metalink. See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions of the offer and describes those conditions of the offer that may be waived by us.

WHAT WILL HAPPEN IF THE CONDITIONS OF THE OFFER ARE NOT SATISFIED?

•	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Metalink shares tendered pursuant to the offer, or, subject to applicable law, we may waive such conditions. See “Introduction”, Section 1 and Section 11.

HOW LONG DO YOU HAVE TO DECIDE WHETHER TO ACCEPT THE OFFER AND TENDER YOUR SHARES?

•	You may tender your Metalink shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 17, 2016 (as may be extended). We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

•	We will publicly announce in accordance with applicable law, and in any event issue a press release by 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Metalink share owned by you,

○	you have not yet responded to the offer,
○	you have notified us of your objection to the offer, or
○	you have validly tendered such Metalink share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 21, 2016, during which you may tender each such Metalink share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

HOW DO YOU TENDER YOUR METALINK SHARES?

•	All holders of Metalink shares should tender their Metalink shares to the Depositary by following the applicable procedures and instructions described in Section 3.

MAY YOU TENDER MY METALINK SHARES USING A GUARANTEED DELIVERY PROCEDURE?

•	No. You may only tender your Metalink shares by following the applicable procedures and instructions described in Section 3.

WHEN MAY YOU WITHDRAW THE METALINK SHARES YOU TENDERED PURSUANT TO THE OFFER?

•	You may withdraw any previously tendered Metalink shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Metalink shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Metalink shares have not yet been accepted for payment by us. See Section 1 and Section 4.

3

WHEN WILL YOU PAY FOR THE METALINK SHARES TENDERED IN THE OFFER?

•	All of the Metalink shares validly tendered pursuant to the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered Metalink shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

MAY THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•	We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

HOW WILL YOU BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we decide to extend the Initial Offer Period, we will inform the Depositary, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. See Section 1.

HAS METALINK OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE OFFER?

•	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Metalink is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

•	Under Israeli law, Metalink’s board of directors is required to express its opinion to the shareholders on the advisability of the offer. Metalink’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

•	As of the date of this offer to purchase, Metalink’s board of directors has not made any recommendation regarding acceptance or rejection of the offer or expressed an opinion regarding the advisability of the offer.

ARE THERE ANY CONFLICTS OF INTEREST IN THE OFFER?

•	No. We are not aware of any conflicts of interest.

WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?

•	The receipt of cash for Metalink shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

•	The receipt of cash for Metalink shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

•	We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

WILL THE METALINK SHARES CONTINUE TO BE QUOTED ON THE OTCQB?

•	Metalink shares will continue to be quoted on the OTCQB following completion of the offer. See Section 7.

WITH WHOM MAY YOU TALK IF YOU HAVE QUESTIONS ABOUT THE OFFER?

•	You can call VStock Transfer LLC, our Information Agent, at 855-9VSTOCK, during its normal business hours.

4

INTRODUCTION

We, Top Alpha Capital S.M. Ltd., an Israeli corporation, (“Top Alpha”), hereby offer to purchase 550,000 ordinary shares, par value NIS 1.00 per share, of Metalink Ltd., or Metalink shares, at a price of $1.30 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

Metalink shares are quoted on the OTCQB over-the-counter market, which is operated by OTC Markets, Inc., under the ticker symbol “MTLK”. As of November 1, 2015, there were a total of 2,690,857 Metalink shares issued and outstanding (excluding 89,850 treasury shares). As of the date of this offer to purchase, we beneficially own 670,000 Metalink shares, representing approximately 24.9% of the issued and outstanding Metalink shares. As a result, (i) if we purchase 550,000 shares pursuant to his offer, we would beneficially own 1,220,000 Metalink shares, representing approximately 45.34% of the issued and outstanding Metalink shares, and (ii) if we purchase 135,000 Metalink shares pursuant to the offer, we would beneficially own 805,000 Metalink shares, representing approximately 30% of the issued and outstanding Metalink shares.

Top Alpha is a private company that is engaged in investments. We invest in companies that are predominantly located in Israel or that have significant ties or relations to Israel. We are wholly owned (100%) by Daniel Magen, who also serves as our sole director and executive officer.

The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 17, 2016. We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Metalink share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Metalink share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 21, 2016, during which you may tender each such Metalink share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

We have applied to the SEC for exemptive relief from Rule 14d-7(a) and no-action relief under the provisions of Rule 14e-1(c) to provide the four-day additional offering period without withdrawal rights.

If you are a record owner of Metalink shares and tender directly to VStock Transfer LLC, the Depositary, you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the sale of your Metalink shares in the offer. If you hold your Metalink shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

We will pay the fees and expenses of the Depositary in connection with the offer. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Metalink shares are accepted for payment. We will also pay the fees and expenses of VStock Transfer LLC, our Information Agent who will facilitate and answer questions concerning the offer during its respective normal business hours.

The offer is conditioned on Metalink shares representing 5.0% of the issued and outstanding shares and voting power of Metalink on the Initial Completion Date (currently, 135,000 Metalink shares (after rounding up)), being validly tendered and not properly withdrawn. We may terminate the offer if the total number of Metalink shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 135,000 Metalink shares. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms and conditions of the offer. However, if any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Metalink shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Metalink. See Sections 1, 10 and 11.

5

Under applicable U.S. law, no later than ten (10) U.S. business days from the date of this offer to purchase, Metalink is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Metalink’s board of directors is required to express its opinion to the shareholders on the advisability of the offer. Metalink’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase Metalink’s board of directors has not made such a statement.

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

6

FORWARD-LOOKING STATEMENTS

This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

•	statements regarding the public float of Metalink shares following consummation of the offer;
•	statements regarding whether the Metalink shares will continue to be quoted on the OTCQB following consummation of the offer;
•	statements regarding the plans, objectives or expectations regarding the future operations or status of us or Metalink; and
•	any statement of assumptions underlying any of the foregoing.

Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “believe in the value,” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

•	changes in domestic and foreign economic and market conditions;
•	changes in the ownership of Metalink shares, particularly any substantial accumulations by persons who are not affiliated with us;
•	uncertainty as to the completion of the offer; and
•	the risk factors detailed in Metalink’s most recent annual report on Form 20-F and its other filings with the SEC.

See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

7

BACKGROUND TO THE OFFER

Background

We originally made an investment in Metalink on January 9, 2012, by purchasing a total of 5,412 Metalink shares in the open market.

Between January 9, 2012, and January 23, 2015, we purchased additional Metalink shares in a total amount of 644,588 in the open market.

In the ordinary course of our business, we review the performance of our investments periodically and consider possible strategies for enhancing value. As part of our ongoing review of our investment in Metalink, we have decided to acquire additional Metalink shares with a view to increasing our ownership interest in the company.

In May 2015, our management began considering the possibility of purchasing additional Metalink shares. In connection therewith, we conducted an analysis of the legal requirements relating to the purchase of Metalink shares and the tender offer requirements, including the feasibility of conducting a simultaneous tender offer in the U.S. and Israel. The analysis was made with the assistance of legal counsel.

Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own or would be deemed to own either (i) more than 45.0% of the aggregate voting power of the company and no other person owns at least 45.0% of the voting power, or (ii) more than 25.0% of the aggregate voting power of the company and no other person owns at least 25.0% of the voting power.

Accordingly, due to the fact that under Israeli laws we are obligated to initiate a “special tender offer” in order to own either (i) more than 45% of Metalink's issued and outstanding share capital, or (ii) more than 25% of Metalink's issued and outstanding share capital, we have decided to make a public “special tender offer” pursuant to Israeli law to acquire 550,000 Metalink shares at a price of $1.30 per Metalink share.

In addition, we, with the assistance of legal counsel, applied to the SEC for relief from certain provisions of the U.S. securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel.

We are waiting for a determination as to the exemptive relief that we applied for from the SEC.

Purpose of the Offer; Reasons for the Offer

The purpose of the offer is for Top Alpha to increase its beneficial ownership of the issued and outstanding Metalink shares from its current level of approximately 24.9% up to approximately 49.9%. We are making this offer because we believe in the long-term prospects of Metalink, and would like to increase our ownership and voting interest in order to have more of an influence on the future direction of the Company. Although not required under the federal securities laws, we are increasing our ownership interest in Metalink by way of this tender offer in order to comply with the requirements of Israeli law. According to Israeli law, we are not permitted to acquire additional Metalink shares if such acquisition would result in our percentage ownership of the voting power of Metalink exceeding either 45.0% or 25.0%, other than by means of a tender offer.

Plans for Metalink after the Offer; Certain Effects of the Offer

Except as otherwise described below or elsewhere in this offer to purchase, we do not have any current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving Metalink or any of its subsidiaries;

•	a purchase, sale or transfer of a material amount of the assets of Metalink or any of its subsidiaries;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Metalink;

8

•	any change in the present board of directors and management of Metalink (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

•	any other material change in Metalink's corporate structure or business;

•	a removal of the Metalink shares from quotation on the OTCQB; or

•	the Metalink shares becoming eligible for termination of registration under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including Metalink) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including Metalink) or acquisitions or sales of securities, assets or business operations by such entities.

In the event we purchase 550,000 Metalink shares pursuant to this offer to purchase, we will then, during a period of seven days following completion of this offer, purchase up to 800,000 additional Metalink shares at a price of at least $1.20 per share in private resale transactions.

Without derogating from the above, we intend to review on a continuing basis our investment in Metalink shares and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Metalink shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law. Future purchases may be on the same terms or on terms that are more or less favorable to Metalink’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Metalink shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Metalink shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Metalink, the market for the Metalink shares, the condition of the securities markets, general economic and industry conditions and other opportunities available to us. Accordingly, we reserve the right to make another or follow-on offer for the purchase of shares of Metalink or to engage in a merger of Metalink within the one-year period following the date of this offer.

Rights of Shareholders Who Do Not Accept the Offer

You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Metalink shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn is greater than the aggregate number of Metalink shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude Metalink shares held by us.

An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

We are not aware of any conflicts of interest in connection with this transaction.

Related Party Transactions

We have not had any transaction during the past two years with Metalink or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase, there have been no negotiations, transactions or material contacts during the past two years between us and Metalink and its affiliates concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Metalink’s securities, an election of Metalink’s directors, or a sale or other transfer of a material amount of the assets of Metalink. We have had discussions with the some of the other principal stockholders regarding the possible purchase of their shareholdings in Metlink, but have not reached an agreement with any of these shareholders.

9

THE TENDER OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.     TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

The offer is being made to all of Metalink’s shareholders. Upon the terms and subject to the conditions of the offer (including any terms and conditions of any extension or amendment), subject to proration, we will accept for payment and pay for Metalink shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on February 17, 2016, unless we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

We will publicly announce in accordance with applicable law, and in any event issue a press release by 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions of the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Metalink share owned by them,

•	not responded to the offer,
•	notified us of their objection to the offer, or
•	validly tendered such Metalink share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Metalink share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date.  Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

Subject to proration, we will also accept for payment and pay for all Metalink shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Metalink shares is required, within four U.S. business days following the Final Expiration Date.

No fractional Metalink shares will be purchased by us in the offer.

Conditions of the offer include, among other things, that:

•	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Metalink shares representing 5.0% of the issued and outstanding shares and voting power of Metalink on the Initial Completion Date (currently 135,000 Metalink shares (after rounding up)); and

•	as required by Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn (excluding the Metalink shares held by us) is greater than the aggregate number of Metalink shares represented by Notices of Objection to the offer.

The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Metalink shares tendered pursuant to the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Metalink. See Section 11, which sets forth in full the conditions of the offer and specifies those conditions of the offer that are waivable by us.

10

If more than 550,000 Metalink shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 550,000 Metalink shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Metalink shares that we will purchase from each tendering shareholder will be based on the total number of Metalink shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offer Period. The proration factor, if any, will be calculated by dividing (x) 550,000 Metalink shares, the number of Metalink shares that we are offering to purchase, by (y) the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn in the U.S. and Israel.

If less than 550,000 Metalink shares are validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, but more than 135,000 Metalink shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 135,000 Metalink shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Metalink shares that we will purchase from each tendering shareholder will be based on the total number of Metalink shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offer Period. The proration factor, if any, will be calculated by dividing (x) 135,000 Metalink shares, the number of Metalink shares that we are offering to purchase, by (y) the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn in the U.S. and Israel.

We will publicly announce in accordance with applicable law and in any event issue a press release by 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether the conditions of the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Metalink shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

Under Israeli law, once we announce, following the completion of the Initial Offer Period, that the offer has been accepted, or, in other words, that all the conditions of the offer have been satisfied or, subject to applicable law, waived by us, no further conditions of the offer would apply and we will become irrevocably bound to purchase the Metalink shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

•	extend the Initial Offer Period and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Metalink shares until the Final Expiration Date;

•	if the only conditions that have not been satisfied are one or more of the conditions set forth in clause (b) of Section 11, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all Metalink shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

•	terminate the offer and not accept for payment or pay for any Metalink shares and promptly return all tendered Metalink shares to tendering shareholders.

In the event that we extend the Initial Offer Period, we will inform the Depositary, the Information Agent and our legal counsel of that fact. We will also issue a press release announcing a new Initial Completion Date no later than 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Companies Law), we will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Companies Law.

11

This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Metalink shares whose names appear as of the date of this offer to purchase on Metalink’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Metalink shares.

2.      ACCEPTANCE FOR PAYMENT AND PAYMENT.

General.  Promptly following the Final Expiration Date and upon the terms and subject to the conditions of the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms and conditions of any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay for all Metalink shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Metalink shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

In all cases, we will pay for Metalink shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositary of the required documents to substantiate a valid tender, as set forth in Section 3.

For purposes of the offer, we will be deemed to have purchased Metalink shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositary of our acceptance for payment of Metalink shares pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for the Metalink shares will be made by the Depositary.

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms and conditions of the offer, we do not accept tendered Metalink shares for payment for any reason or if certificates are submitted representing more Metalink shares than are tendered (including by reason of proration), certificates evidencing unpurchased Metalink shares will be returned to the tendering shareholder (or, in the case of Metalink shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Metalink shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

Form of Payment. All shareholders tendering their Metalink shares will be paid solely in U.S. dollars.

Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the Depositary may be required to withhold tax, at applicable rates (currently 28.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Metalink shares tendered pursuant to the offer to the Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Substitute Form W-9 included in the Letter of Transmittal. See Section 5.

3.      PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

All holders of Metalink shares should tender their Metalink shares to, or object to the offer through, the Depositary pursuant to the instructions described under the caption “Tenders to VStock Transfer LLC, our Depositary” below.

You may only tender your Metalink shares or object to the offer by following the procedures described in this Section 3. You may not tender your Metalink shares using a guaranteed delivery procedure.

Tenders to VStock Transfer LLC, our Depositary

Eligibility; Who May Tender to, or Object to the Offer through, the Depositary. All shareholders should tender their Metalink shares to, or object to the offer through, the Depositary.

12

Valid Tender. In order for you to validly tender Metalink shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Metalink shares must be received by the Depositary at its address or the shares must be delivered to the Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

The term “agent’s message” means a message, transmitted by The Depository Trust Company, or DTC, to, and received by, the Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Metalink shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered Metalink shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Metalink shares will be purchased.

The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary will establish an account with respect to the Metalink shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Metalink shares by causing DTC to transfer such Metalink shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Metalink shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the Depositary.

Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Metalink shares are tendered:

•	by a registered holder of Metalink shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of an eligible guarantor institution.

If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

Condition to Payment. In all cases, payment for Metalink shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of the certificate(s) evidencing Metalink shares, or a timely Book-Entry Confirmation for the delivery of Metalink shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

13

The valid tender of Metalink shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Metalink shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Metalink shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Metalink shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Metalink shares (and any and all Metalink shares or other securities issued or issuable in respect of your Metalink shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Metalink shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Metalink’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Metalink shares to be deemed validly tendered, immediately upon our payment for the Metalink shares, we must be able to exercise full voting rights with respect to the Metalink shares at any meeting of Metalink’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Metalink’s shareholders with a record date prior to the consummation of the offer if such Metalink shares were held by such tendering shareholder as of such record date).

Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Metalink shares, and you hold such Metalink shares through a broker, dealer, commercial bank, trust company or other nominee, you should request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

We will disregard any Notices of Objection received by the Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Metalink shares and thereafter you deliver a Letter of Transmittal by which you tender those Metalink shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Metalink shares, and thereafter you deliver to us a Notice of Objection with respect to those Metalink shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Metalink shares, we will disregard the Notice of Objection.

Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Metalink shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

If, with respect to all or any portion of your Metalink shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Metalink shares during the Additional Offer Period. See Section 1 and Section 11.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Metalink shares or Notice of Objection will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. A tender of Metalink shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Metalink shares or Notices of Objection or incur any liability for failure to give any notification.

14

If you tender your Metalink shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered Metalink shares (and any and all Metalink shares or other securities issued or issuable in respect of your Metalink shares); and

•	when we accept your Metalink shares for payment, we will acquire good and unencumbered title to your Metalink shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.     WITHDRAWAL RIGHTS

You may withdraw previously tendered Metalink shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11).  In addition, under U.S. law, tendered Metalink shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Metalink shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Metalink shares or are unable to accept Metalink shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositary may, nevertheless, on our behalf, retain tendered Metalink shares, and those Metalink shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Metalink shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to VStock Transfer LLC, our Depositary

If you tendered your Metalink shares to the Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Metalink shares to be withdrawn, the number of Metalink shares to be withdrawn and the name of the registered holder of the Metalink shares, if different from the name of the person who tendered the Metalink shares. If certificates evidencing Metalink shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Metalink shares have been tendered for the account of an eligible guarantor institution. If Metalink shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Metalink shares and otherwise comply with DTC’s procedures.

Withdrawals of tendered Metalink shares may not be rescinded. If you have properly withdrawn your Metalink shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Metalink shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Determination of Validity

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. None of us or our affiliates or assigns, the Depositary, the Information Agent, our legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSEQUENCES.

Certain Material U.S. Federal Income Tax Consequences.

U.S. Holders. The following discussion summarizes certain material U.S. federal income tax consequences of the offer applicable to the shareholders of Metalink who are U.S. Holders and whose Metalink shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Metalink shares who is:

•	a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S., any state thereof or the District of Columbia;

15

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on July 20, 1996, was treated as a U.S. person under the Code on the previous day and made a valid election to continue to be so treated.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax consequences described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Metalink is a Passive Foreign Investment Company,” this discussion assumes that Metalink is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

This discussion addresses only Metalink shares that are held as capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

•	regulated investment companies;

•	broker-dealers (including in securities or foreign currency) or insurance companies;

•	persons who have elected to apply a mark-to-market method of accounting;

•	certain former citizens or former long-term residents of the United States;

•	tax-exempt organizations or retirement plans;

•	persons subject to the alternative minimum tax;

•	banks and other financial institutions;

•	persons who hold their Metalink shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

•	holders who received their Metalink shares through the exercise of employee stock options or otherwise as compensation;

•	partnerships or other pass-through entities or persons who hold their Metalink shares through partnerships or other pass-through entities;

•	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Metalink; and

•	persons whose functional currency is not the U.S. dollar.

In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

WE RECOMMEND THAT METALINK SHAREHOLDERS WHO ARE U.S. HOLDERS CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION OF CERTAIN ISRAELI INCOME TAX CONSEQUENCES, SEE BELOW UNDER “CERTAIN MATERIAL ISRAELI TAX CONSEQUENCES.”

16

Characterization of the Purchase if Metalink is not a Passive Foreign Investment Company. The receipt of cash for Metalink shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Metalink shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Metalink shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Metalink shares (i.e., Metalink shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Metalink shares for more than one year at the time of the consummation of the offer. Special limitations apply to the use of capital losses.

Characterization of the Purchase if Metalink is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income. Metalink's Form 20-F for the fiscal year ended December 31, 2014 states that Metalink does not believe that it is currently a PFIC, nor does it expect to become a PFIC in the future. However, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, there is no assurance that Metalink is not a PFIC.

In general, if Metalink were characterized as a PFIC for any taxable year during a U.S. Holder’s period of ownership, any gain recognized by such U.S. Holder who sells Metalink shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Metalink shares. The amount allocated to the current taxable year and any taxable year with respect to which Metalink was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Metalink shares pursuant to the offer.

Information Reporting and Backup Withholding. Payments made by the Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Metalink shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certificate necessary to avoid backup withholding.

Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. holders’ federal income tax liability, provided the required information is furnished to the IRS.

Certain Material Israeli Tax Consequences.

The following discussion summarizes the material Israeli tax consequences of the offer applicable to Metalink’s shareholders whose Metalink shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax consequences discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Metalink shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that you consult your tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

The summary below does not discuss the effects of any non-Israeli tax laws. For a discussion of certain U.S. federal income tax consequences, see above under “Certain Material U.S. Federal Income Tax Consequences.”

17

Characterization of the Purchase. The receipt of cash for Metalink shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes in which a holder of Metalink shares will be treated as having sold such Metalink shares.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies (such as Metalink), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. In general, pursuant to the Ordinance and the regulations promulgated thereunder, the tax rate applicable to capital gains derived from the sale of Metalink shares, whether listed on a stock market or not, is 25% for Israeli individuals. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 30%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Metalink shares (currently 26.5%). However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Metalink shares prior to Metalink’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Metalink shares through the exercise of employee stock options or otherwise as compensation.

Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of their Metalink shares, provided that such shareholders did not acquire their Metalink shares prior to Metalink’s initial public offering and that the gains are not attributed to a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Metalink shares by a person who (i) holds the Metalink shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Metalink shares representing 10% or more of the voting power of Metalink during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

Israeli Withholding Tax. If a Metalink shareholder tenders its Metalink shares to the Depositary, the Depositary may be required to withhold Israeli tax at the applicable rate of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

•	certifies, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (2) such shareholder is a bank, broker or financial institution resident in Israel. In such case, the Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to such shareholder pursuant to the offer; or

•	provides the Depositary, with a copy (which shall not constitute notice) to SRK Kronengold Law Offices, our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to such shareholder pursuant to the offer in accordance with such ITA Waiver.

18

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if you tender your Metalink shares to the Depositary and provide a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or description of all potential Israeli tax effects of a sale of shares pursuant to the offer. We recommend that Metalink shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares pursuant to the offer.

6.     PRICE RANGE OF THE SHARES ETC.

Metalink shares are quoted on the OTCQB under the ticker symbol “MTLK”. Metalink shares commenced quotation on the OTCQB in April 2011.

The following table sets forth, for each of the fiscal quarters indicated, the high and low sale price per share on the OTCQB as reported in published financial sources. All share prices on the OTCQB are reported in U.S. dollars.

Quarter	OTCQB
	High	Low
2013
First Quarter	$1.05	$0.81
Second Quarter	$1.01	$0.70
Third Quarter	$1.03	$0.84
Fourth Quarter	$1.21	$0.99

2014
First Quarter	$1.34	$0.90
Second Quarter	$1.35	$1.02
Third Quarter	$1.19	$1.02
Fourth Quarter	$1.10	$0.95

2015
First Quarter	$1.00	$0.70
Second Quarter	$1.05	$0.79
Third Quarter	$1.01	$0.95
Fourth Quarter	$1.01	$0.80

19

The following table sets forth, for each of the months indicated, the high and low closing sale price per share on the OTCQB as reported in published financial sources. All share prices on the OTCQB are reported in U.S. dollars.

	OTCQB
	HIGH	LOW
October 2014	$1.08	$0.97
November 2014	$1.10	$0.95
December 2014	$1.05	$0.95
January 2015	$1.00	$0.70
February 2015	$1.00	$0.93
March 2015	$1.00	$0.74
April 2015	$1.00	$0.79
May 2015	$1.05	$0.86
June 2015	$0.88	$0.86
July 2015	$1.00	$1.00
August 2015	$0.99	$0.95
September 2015	$1.01	$0.95
October 2015	$1.01	$0.86
November 2015	$1.00	$0.80
December 2015	$1.00	$0.80

The average closing sale price for Metalink shares on the OTCQB during the six months prior to the date of this offer to purchase, i.e., between July 1, 2015 and December 31, 2015 was $1.00 per share. Accordingly, the purchase price in the offer is 30% higher than the said average closing price on the OTCQB and is 30% higher than the closing price on the OTCQB on December 31, 2015.

On January 11, 2016, the closing sale price per share as reported on the OTCQB was $1.00.

We recommend that you obtain a current market quotation for Metalink shares.

Based on Metalink’s audited financial statements for the period ended December 31, 2014, Metalink’s shareholders equity was $4,373,000 and its shareholders’ equity per share (based on 2,690,857 Metalink shares outstanding on such date) was $1.625.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of Metalink shares pursuant to the offer may reduce the number of Metalink shares that might otherwise be traded publicly and may reduce the number of Metalink shareholders. In particular, if the offer is consummated, Metalink’s “public float,” that is the number of Metalink shares owned by Metalink’s non-affiliated shareholders and available for trading in the securities markets, may be reduced. This may result in lower share prices or reduced liquidity in the trading market for Metalink shares in the future. Nonetheless, we anticipate that there will be a sufficient number of Metalink shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Metalink shares. Based upon published guidelines of the OTCQB, we believes that our purchase of Metalink shares pursuant to the offer will not, in itself, cause the remaining Metalink shares to be removed from quotation from the OTCQB.

Metalink shares are registered under the Exchange Act, which requires, among other things, that Metalink furnish certain information to its shareholders and the SEC. We believe that our purchase of Metalink shares pursuant to the offer will not result in deregistration of the Metalink shares under the Exchange Act or otherwise cause Metalink to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

20

8.	INFORMATION CONCERNING METALINK.

The information concerning Metalink contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We have not independently verified the accuracy or completeness of the information contained in such documents or records.

Overview. Metalink’s legal and commercial name is Metalink Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel in September 1992. Metalink’s principal executive offices are located at c/o Fahn Kanne, Derech Menachem Begin 23, Tel Aviv 66183, Israel. Its telephone number in Israel is +972-3-711-1690. Metalink’s website,  http://www.metalinkbb.com, is no longer active.

From Metalink's inception through the third quarter of 1994, its operating activities related primarily to establishing a research and development organization, developing prototype chip designs which meet industry standards and developing strategic OEM partnerships with leading telecommunications equipment manufacturers.  Metalink shipped its first chipset in the fourth quarter of 1994.  From that time until February 2010, Metalink focused on developing additional products and applications, shaping new industry standards and building its worldwide indirect sales and distribution channels. In February 2010, Metalink sold its wireless local area network (WLAN) business to Lantiq.

Metalink currently does not engage in any business. Its plan of operation is to consider strategic alternatives, including a possible business combination, other strategic transaction with a domestic or foreign, private or public operating entity or a "going private" transaction, including with any of our affiliates, and voluntary liquidation.

Metalink receives chief executive officer and chief financial officer services from an affiliate of Fahn Kanne-Grant Thornton Israel as part of its engagement with Fahn Kanne-Grant Thornton Israel to provide Metalink with these and other financial and accounting services.

Metalink's ordinary shares began trading on the NASDAQ Global Market on December 2, 1999 under the symbol “MTLK”.  In March 2009, Metalink's ordinary shares were transferred to the NASDAQ Capital Market. As of December 3, 2000, Metalink's ordinary shares began trading also on the Tel Aviv Stock Exchange, or TASE, under the symbol “MTLK.” Metalink voluntarily delisted its ordinary shares from trade on the TASE, effective June 14, 2010. On April 21, 2011, Metalink's ordinary shares were delisted from the NASDAQ Capital Market and are quoted on the OTCQB under the symbol "MTLK".

Available Information. Metalink is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the Securities and Exchange Commission using its EDGAR (Electronic Data Gathering, Analysis, and Retrieval) system.

9.	INFORMATION CONCERNING TOP ALPHA.

Overview. Top Alpha invests in companies that are located in Israel and in other countries. Except for our real estate investments, most, but not all, of the companies we invest in have significant ties or relations to Israel. We are wholly owned (100%) by Daniel Magen, who also serves as our sole director and executive officer. Mr. Magen, a certified accountant, is a financial investor and businessman.

Our principal executive offices are located at 5 Kinneret St., BSR Tower 3, Bnei Brak, Israel. Our telephone number in Israel is +972-72-211-7400 and our e-mail address is office@topac.co.il.

Except as set forth in this offer to purchase, neither we, nor any affiliate of ours, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Metalink shares during the past 60 days.

21

Except as set forth in this document, neither we, nor any affiliate of ours, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, beneficially owns or has a right to acquire Metalink shares.

We have had discussions with the some of the other principal stockholders regarding the possible purchase of their shareholdings in Metlink, but have not reached an agreement with any of these shareholders.

Except as set forth in this document, we have not had, during the past two years, any negotiations, contacts or material transactions with Metalink or any of its executive officers, directors or affiliates, concerning any merger, consolidation, acquisition, tender offer, election of directors, or the sale of a material amount of the assets of, Metalink.

Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each executive officer and director of Top Alpha is set forth below:

Daniel Magen

5 Kinneret St.

BSR Tower 3

Bnei Brak

Israel

CEO of Top Alpha for the last five years.

We have not been,

•	convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

•	been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

•	otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

Available Information. We have filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer. We are not subject to the informational filing requirements of the Exchange Act or the Israeli Securities Laws.

10.	SOURCES AND AMOUNT OF FUNDS.

The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $750,000. We possess all necessary funds to consummate the offer from cash on hand. Because our offer is not conditioned on the availability of financing, we possess all of the necessary funds to consummate the offer from cash on hand, and we believe that our financial condition is not material to a decision to tender pursuant to our offer.

22

11.	CONDITIONS OF THE OFFER.

Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Metalink shares validly tendered pursuant to the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Metalink shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Metalink shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

(a) at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

(1) there shall have been validly tendered and not properly withdrawn Metalink shares representing 5.0% of the issued and outstanding shares and voting power of Metalink on the Initial Completion Date (currently 135,000 Metalink shares (after rounding up)); and

(2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Metalink shares validly tendered pursuant to the offer and not properly withdrawn is greater than the aggregate number of Metalink shares represented by Notices of Objection to the offer;

(b) (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

•	any “event” (as such term is defined below) shall have occurred,

•	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event”, and

•	such “event” would cause the terms of the offer as a result of such “event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Metalink that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Metalink or, assuming consummation of the offer, on us; or

23

(2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any of the following shall have occurred, provided that we did not know and could not have known of, nor did we foresee or could have foreseen, such an event, on the date of this offer to purchase:

•	any general suspension of, or limitation on prices for, quotation in securities on the OTCQB;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel (whether or not mandatory) or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, that could have a material adverse effect on us, Metalink or the trading of Metalink shares;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

•	any change in the general political, market, economic or financial conditions in the United States, Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Metalink or the trading of Metalink shares; or

•	a tender offer or exchange offer for any or all of Metalink shares, or any merger, acquisition, business combination or other similar transaction with or involving Metalink or any of its subsidiaries, shall have been proposed, announced or made by any other person or has been publicly disclosed.

The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a) above.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. All of the conditions of the offer must be satisfied or waived before the Initial Completion Date. If we proceed with the offer after failing to exercise any of the foregoing rights, this will be deemed a waiver of such rights, and depending on the materiality of the waived right and the number of days remaining in the offer, we may be required to extend the offer and recirculate new disclosure to the tendering shareholders. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

Should the offer be terminated pursuant to the foregoing provisions, all tendered Metalink shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Metalink.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Metalink and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Metalink shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Metalink shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Metalink’s business. See Section 11 for conditions of the offer, including conditions with respect to regulatory approvals.

24

13.	FEES AND EXPENSES.

We have retained VStock Transfer LLC to serve as the Information Agent for the offer and as the Depositary for the offer.

The Information Agent may contact holders of Metalink shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, VStock Transfer LLC will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositary reasonable and customary compensation for its services in connection with the offer and reimburse it for reasonable out-of-pocket expenses, and will indemnify it against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$950.00
Depositary Fees and Expenses	$2,000.00
Filing Fees	$72.00
Legal Fees	$10,000.00
Edgarization, Printing and Mailing Costs	$3,000.00
Miscellaneous	$980.00
Total	$17,002.00

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Metalink shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14.	MISCELLANEOUS.

We are making the offer to shareholders of Metalink by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Metalink shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Metalink shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

TOP ALPHA CAPITAL S.M. LTD.

Dated: January13, 2016

25

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

331.      Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer shall only be accepted by a majority of the votes of those offerees who gave notice of their position with respect of the offer.

(c)	In counting the votes of the offerees, the votes of a holder of a controlling interest in the offeror, a holder who has a personal interest in the acceptance of the special tender offer, a holder of a control block in the company, or any person acting on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall not be taken into account; the provisions of Section 276, mutatis mutandis, will apply to anyone who has a personal interest.

(d)	If a special tender offer is accepted, then all offerees who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by such other date to be set by the Minister for this purpose, and they shall be treated like persons who initially agreed to the offer.

A-1

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” as follows:

(A)	with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1)	in order to determine the center of vital interests of an individual, there shall be taken into account the whole of the individual’s family, economic and social connections, including, among others:

(a)	place of domicile;

(b)	place of residence of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and material economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2)	the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)	if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel during the tax year and the two previous tax years is 425 days or more.

For the purposes of this paragraph, “day” includes a portion of a day;

(3)	the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer….

(B)	with respect to an entity – an entity that satisfies one of the following conditions:

(1)	it was incorporated in Israel;

(2)	the “control and management” of its business is exercised in Israel.

B-1

The Depositary for the Offer is:

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Attention: Mr. Yoel Goldfeder

Tel: 855-9VSTOCK

Fax: 646-536-3179

The Information Agent for the Offer is:

VStock Transfer LLC

18 Lafayette Place

Woodmere, New York 11598

Attention: Mr. Yoel Goldfeder

Tel: 855-9VSTOCK

Fax: 646-536-3179

Our legal counsel is:

SRK Kronengold Law Office

7 Oppenheimer St.

Rehovot 76701

Israel

Tel: +972-8-936-0999;

Fax: +972-8-936-6000

Attn: Steve Kronengold, Adv.